FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

WEALTH MINERALS LTD. (the “Issuer”)

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

July 6, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is July 6, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has decreased the number of units to be offered pursuant to the non-brokered private placement originally announced on June 22, 2006.  The Company will now offer 170,000 units at a price of $1.75 per Unit to raise total gross proceeds of up to $297,500.

Item 5.	Full Description of Material Change

The Issuer has decreased the number of units to be offered pursuant to the non brokered private placement originally announced on June 22, 2006.  As a consequence, the Issuer will now offer 170,000 units (the “Units”) (a decrease 300,000 Units), at a price of $1.75 per Unit to raise total gross proceeds of up to $297,500 (the “Offering”).  Each Unit will consist of one common share of the Issuer (“Share”) and one-half of a transferable common share purchase warrant.  Each full warrant (the “Warrant”) will be exercisable to acquire one additional Share for a period of 18 months following closing at an exercise price of $2.25. All remaining terms and conditions are unchanged from the original release.

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jerry Pogue, Acting President

Business Telephone No.:  (604) 331-0096

Item 9.	Date of Report

July 6, 2006